UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

    OPTIMUMBANK HOLDINGS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2010 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of OptimumBank Holdings, Inc. will be held at the

OPTIMUMBANK EXECUTIVE OFFICES

2477 East Commercial Boulevard

Fort Lauderdale, Florida 33308

on December 29, 2010, at 10:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs.

Or, if you prefer, you can return the enclosed Proxy Card in the envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.continentalstock.com/

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website

http://www.continentalstock.com/

Have your Proxy Card in hand and follow the instructions.

VOTE BY TELEPHONE

1-866-894-0537 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call 1-866-894-0537.

Have your Proxy Card in hand and follow the instructions.

December 4, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of OptimumBank Holdings, Inc., which will be held at the OptimumBank Executive Offices, 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, on Wednesday, December 29, 2010, at 10:00 a.m.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Also enclosed is a copy of our Annual Report on Form 10-K for 2009 and Quarterly Report on Form 10-Q for the Quarter ended September 30, 2010, which contain important information about our company.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

If you need directions to the annual meeting, please call our offices at (954) 776-2332, Ext.101.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of our company.

Sincerely,

/s/ Sam Borek
Sam Borek
Chairman of the Board

OPTIMUMBANK HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 4, 2010

To the Shareholders:

The annual meeting of the shareholders of OptimumBank Holdings, Inc. will be held at the OptimumBank Executive Offices, 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, on December 29, 2010, at 10:00 a.m. for the following purposes:

1.	To elect seven directors.

2.	To ratify the selection of Hacker, Johnson & Smith PA as our independent auditor for fiscal year 2010.

3.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on November 5, 2010, are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

/s/ Sam Borek
Sam Borek
Chairman of the Board

Fort Lauderdale, Florida
December 4, 2010

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save our company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December 29, 2010. Our Proxy Statement and Form 10-K Annual Report for 2009, as well as our Form 10-Q Quarterly Report for the Quarter ended September 30, 2010, are available at http://www.optimumbank.com/stockholders.html.

OPTIMUMBANK HOLDINGS, INC.

2477 EAST COMMERCIAL BOULEVARD

FORT LAUDERDALE, FLORIDA 33308

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 29, 2010

This Proxy Statement was first mailed to shareholders on or about December 4, 2010. It is furnished in connection with the solicitation of proxies by the Board of Directors of OptimumBank Holdings, Inc. (“OptimumBank Holdings” or the “Company”) to be voted at the annual meeting of the shareholders of the Company, which will be held at 10:00 a.m. on December 29, 2010, at the OptimumBank (the “Bank”) Executive Offices, 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to the President of the Company at or prior to the annual meeting or by executing and delivering another proxy dated as of a later date. The Company will pay the cost of solicitation of proxies.

Shareholders of record at the close of business on November 5, 2010 will be entitled to vote at the meeting on the basis of one vote for each share held. As of the close of business on November 5, 2010, the Company effected a 1-for-4 reverse stock split of its common shares. Adjusted for the reverse stock split, on November 5, 2010, there were 819,411 shares of common stock outstanding, held of record by 471 shareholders.

PROPOSAL 1: ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

NOMINEES

Our Board of Directors currently consists of seven members. Seven directors are to be elected at the annual meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. All of the nominees are current directors. The Board of Directors has nominated all seven of the current directors for election at the 2010 annual meeting, based on the recommendation of our independent directors.

The accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The election of our directors requires a plurality of the votes cast in person or by proxy at the meeting. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

Robert C. Acri, 53, became a director of the Company in October 2010. Since 2001, Mr. Acri has served as President since 2001 of Kenilworth Asset Management, LLC, an Illinois-based asset management and advisory firm servicing high net worth individuals founded by Mr. Acri. Prior to his service with Kenilworth Asset Management, LLC, Mr. Acri served in various management capacities, including portfolio manager, with various financial institutions and firms, including Chicago Investment Group, LLC; Harris Bank; Wintrust Asset Management, Lake Forest, IL; Northern Trust Bank; Van Kampen Investments; Beaven Companies; and Stanford Companies. He was also associated with the law firm of Carrane, Freifeld and Uruba, Esq. Mr. Acri received a Bachelor of Arts degree from Hope College in Holland, Michigan in 1979, a Law Degree from The John Marshall Law School in Chicago and an M.B.A. from Northwestern University in Evanston, Illinois. He is a member of the Illinois Bar and holds Securities Series 7, 24, 65, and 66 licenses.

Sam Borek, 60, has served as Chairman of the Board of the Company since December 2009, and a director of the Company since March 2004, and of OptimumBank since August 2001. Mr. Borek has served since 1977 as the managing partner of the law firm of Borek & Goldhirsh in Wilmette, Illinois. From 1998 to 2006, Mr. Borek served as a director, and from 2004 to 2006, as Chairman of the Board, of NCB Holdings, Inc., a bank holding company located in Chicago, Illinois. Mr. Borek received a Bachelor of Arts degree from the University of Illinois Urbana in 1972 and a Juris Doctor from the DePaul University School of Law in 1975 and has practiced law in Illinois for the past 33 years. Mr. Borek is very involved in community activities, including prior service as President of the Niles Township School Board for High School District 219, member of the Executive Board of the Niles Township Legislative Coalition, and Director of the Midwest Friends of Israel Sport Center for the Disabled and Maccabi USA Sports for Israel.

Richard L. Browdy, 57, has served as the President, Chief Operating Officer, Chief Financial Officer, and director of the Company since March 2004, and of OptimumBank since October 2000. Mr. Browdy has been in banking for 36 years. Prior to commencing OptimumBank’s organization process, he served as Executive Vice President and Chief Financial Officer of Enterprise National Bank of Palm Beach, located in Palm Beach Gardens, Florida in 1998. Mr. Browdy served on Enterprise’s Loan and Credit Committees, chaired the Asset/Liability Committee and was a member of Enterprise’s Management Operations and EDP Committees. From 1997 to 1998, Mr. Browdy worked as a consultant. Prior to his consulting practice, Mr. Browdy was employed with Suncoast Savings and Loan Association of Hollywood, Florida, from its inception in 1985 to the merger of the institution with BankUnited of Coral Gables, Florida in 1996 and remained with BankUnited until 1997. Mr. Browdy served in various capacities with Suncoast serving finally as Executive Vice President and Chief Financial Officer. In the last five years of Mr. Browdy’s employment with Suncoast, the Finance Division, Retail Banking Division, Administrative Services Department, and Management Information Systems Department reported to Mr. Browdy. During Mr. Browdy’s eleven-year tenure at Suncoast, Suncoast originated and purchased over $10 billion in residential loans and over $300 million in commercial real estate loans. From 1979 to 1985, Mr. Browdy was employed with Financial Federal Savings and Loan Association serving finally as Vice President and Accounting Manager. From 1973 to 1979, Mr. Browdy was employed by American Savings and Loan Association of Miami Beach, Florida serving finally as Vice President and Controller. Mr. Browdy currently serves as President of Temple Beth Ahm Israel in Cooper City, Florida. Mr. Browdy graduated from Florida International University in 1976 with a Bachelor of Business in Accounting. Mr. Browdy is an inactive Certified Public Accountant in the State of Florida.

Jack D. Calloway, 67, joined the board of directors of the Company in October 2010. Mr. Calloway previously served as a member of the Board of Directors of Faro Bancorp from 2006 to 2010 and its subsidiary, Security Bank, NA, during 2010. In 1996, Mr. Calloway founded and has since continuously served as President of VBNet, Incorporated, a Florida based Internet service provider serving a national and international customer base. For several years, VBNet held the exclusive contract to provide Internet services for clients of the Orange County Convention Center. During the mid-1990’s, he served as Treasury Systems Manager of Barnett Bank, Incorporated, where he planned and directed the acquisition, development and coordination of the treasury information system infrastructure, applications, policies and procedures. From 1990 to 1993, he served as Senior Vice President of Sendero Corporation, a banking asset/liability software vendor and subsidiary of FiServ, Inc., where he directed the implementation of internal client/server business systems. From 1970 to 1990, he held various management and engineering positions with Westinghouse Electric Corporation, including manager of Westinghouse’s Parts Program and Configuration Records. Mr. Calloway received his Bachelor of Science with Honors in Industrial and Systems Engineering from the University of Florida and was elected to Sigma Beta Pi engineering honorary society. He received his Master of Business Administration from the University of North Florida, where he was elected to Beta Gamma Sigma honor society.

Larry Willis, 58, has been a director of the Company since its incorporation in March 2004, and of OptimumBank since August 2001. Mr. Willis has served as the Vice President of Annette Willis Insurance Agency, Inc. in Miami, Florida since 1980. He has also served as President of the Willis Family Stables since 1994. Mr. Willis received a Bachelor of Science and a Master of Science in Electrical Engineering from the University of Miami in Coral Gables, Florida.

Jerry L. Grace, 69, joined the board of directors of the Company in October 2010. Mr. Grace is a private investor and consultant in the financial and real estate industries. From 1998 to 2002, Mr. Grace served as the Senior Vice President of Investor Relations and a director of CNG Financial in Cincinnati, Ohio. From 1984 to 1998, he served as the Senior Vice President, Treasurer and Chief Financial Officer for Provident Financial Group in Cincinnati, Ohio, an $8 billion bank holding company. His responsibilities included bank regulatory and SEC reporting, Treasury functions, asset securitization, and investment banking activities. Prior to 1984 he was employed by Girard Bank, Kidder Peabody, McDonald & Company and The Proctor & Gamble Company. He has served as Past Chair and was a fifteen year board member of Talbert House in Cincinnati and UCATS Board member at University of Cincinnati. He is a graduate of Ohio Wesleyan University with a B.A. in Economics with minors in English, History and Philosophy. He received his Masters degree in Finance from University of Cincinnati and was a Beta Gamma Sigma Honorary Scholar.

Wendy Mitchler, 57, has been a director of the Company and OptimumBank since January 2005. She has been the owner of the law firm of Wendy Mitchler, Attorney at Law, located in Fort Lauderdale, Florida, since 1999, and has served as outside counsel to OptimumBank and the Company since 2000. From 1997 to 1999, she served as Controller and General Counsel to Electropharmacology, Inc., a Gainesville, Florida- based publicly held biotechnology company. From 1989 to 1996, she served as Senior Vice President and General Counsel to Suncoast Savings and Loan Association, a Hollywood, Florida- based publicly held savings association. From 1986 to 1989, she served as the Savings and Loan Administrator with the State of Florida Department of Banking and Finance, Division of Banking, and from 1984 to 1986, as assistant general counsel to the State of Florida, Office of Comptroller. From 1983 to 1984, she served as an associate attorney with Stuzin and Camner, PA, a Miami, Florida based firm specializing in the representation of financial institutions, and from 1977 to 1979, as a staff auditor with the public accounting firm of Deloitte, Haskins and Sells. Ms. Mitchler received B.B.A. and M.B.A. degrees in Accounting from Florida Atlantic University and a J.D. in Law from University of Florida. Ms. Mitchler was previously licensed as a Certified Public Accountant in the State of Florida from 1977 to 1990.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following information is provided for the two executive officers who not directors of the Company:

Thomas A. Procelli, 56, has served as the Executive Vice President and Chief Technology Officer of OptimumBank since its inception in October 2000 and as a director of OptimumBank since October 2010. Mr. Procelli has been in banking for 34 years and has a diverse background in operations, information systems, compliance and audit. Prior to his service with OptimumBank, he was Executive Vice President and Operations Officer for Enterprise National Bank of Palm Beach, located in Palm Beach Gardens, Florida, from March 1998 to August, 2000. Responsibilities included back office operations, information technology, and regulatory compliance. From 1997 to 1998, Mr. Procelli worked as a project manager for Fiserv - Mortgage Products Division of Fort Lauderdale, Florida and as an independent consultant for BankUnited, FSB of Coral Gables, Florida. From 1992 to 1996, Mr. Procelli served as Director of Data Processing for Suncoast Savings and Loan Association of Hollywood, Florida. In 1991, Mr. Procelli worked as a contingency planning consultant for Consolidated Bank located in Hialeah, Florida. During the ten year period of 1980 to 1990, Mr. Procelli was employed nine years with American Savings and Loan Association, FSB, of Miami, Florida, serving finally as Vice President of Corporate Development after managing several other departments, including Office Automation, Methods and Analysis, and Information Systems Auditing. In 1985, Mr. Procelli served as the Manager of the Computer Audit Assistance Group for the West Palm Beach, Florida office of the public accounting firm of Coopers & Lybrand. Prior to 1980, Mr. Procelli held auditing positions at Intercontinental Bank, Miami Beach, Florida; European American Bank, New York; and, National Westminster Bank USA, New York. Mr. Procelli received his MBA in Finance in 1979 and his BBA degree in Accounting in 1976 from Hofstra University located in Hempstead, New York.

Howard Zusman, 60, joined OptimumBank in August 2010 as Senior Vice President, Lending and Credit Administration, and will serve as the Bank’s Chief Lending and Credit Officer upon his approval by the Federal Deposit Insurance Corporation (“FDIC”). Mr. Zusman is a highly experienced commercial lender with 35 years’ experience in the South Florida market. He has a proven track record in generating and maintaining strong client relationships in loan and deposit production, as well as successfully managing professional and administrative staff. He previously served as Senior Vice President and Commercial Relationship Manager for CNL Bank in Miami, and held senior lending positions at Colonial Bank, NA, Union Bank of Florida, BankAtlantic in Fort Lauderdale, Mega Bank in Miami, Eagle National Bank in Miami and American Savings in Miami. He was the senior real estate lender at both Mega Bank and Eagle National Bank responsible for all production, administration and work out of all types of real estate and commercial loans. Mr. Zusman received his B.B.A. from the University of Miami and his M.B.A. from Southern Methodist University located in Dallas, Texas where he was elected to Beta Gamma Sigma business Honor Society. He holds the following licenses: Mortgage Broker license, Real Estate Sales Associate license and is a Notary Public, each issued by the State of Florida.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors analyzed the independence of each director and determined that the following directors meet the standards of independence of applicable NASDAQ Stock Market (“NASDAQ”) listing standards: Robert Acri, Jerry Grace, Jack Calloway and Larry Willis. In making this determination, the Board considered that Mr. Willis is an executive officer of an insurance agency which is used by the Company to obtain commercial property and liability insurance. Richard L. Browdy, who is an employee and officer of the Company; Wendy Mitchler, who serves as outside counsel for the Company; and Sam Borek, who serves as a consultant to the Company, are not considered independent directors.

The Board of Directors Meetings and Committees

OptimumBank Holding’s Board of Directors met 13 times during 2009. The Board of OptimumBank, which during 2009 included all the members of the Board of Directors of the Company, met a total of 17 times. The independent directors met in executive session without management one time during 2009. Each of the current members of the Board of Directors attended at least 75% of the meetings of the Board and committees on which he or she served. The Company’s Board of Directors has established several standing committees, including the Audit and Compensation Committees.

Compensation Committee. The Compensation Committee currently consists of four directors: Larry Willis, Chair, and Jack Calloway, Robert Acri and Jerry Grace, all of whom are independent under the NASDAQ listing standards. The Compensation Committee reviews and recommends to the Board of Directors the compensation arrangements for executive management and non-employee directors. The Compensation Committee met three times during 2009 and operates under a written charter adopted in 2009. A copy of the current Compensation Committee Charter can be viewed on our Web site at www.optimumbank.com/corpgovernance.html.

In 2009, the Compensation Committee considered the recommendations and proposals of the former CEO in establishing executive compensation, including CEO compensation. No executive officer had a role in determining or recommending the amount or form of outside director compensation. The Compensation Committee does not delegate its authority to any other persons. The Compensation Committee does not use compensation consultants to determine or recommend the amount or form of compensation arrangements. However, in 2009, senior management retained Clark Consulting, a compensation consultant, to provide a presentation to the committee for retirement plans for Messrs. Browdy and Finch. In 2009, senior management also retained Amalfi Consulting, a compensation consultant, to provide the committee with a compensation review and peer group analysis of executive officer compensation. The Compensation Committee also reviewed a “tally sheet” that detailed each executive officer’s historical earnings, equity awards, and benefits and perquisites.

Nominating Committee. The Company has no formal nominating committee or nominating committee charter but, rather, the four independent members of the Board, perform the functions of a nominating committee. Pursuant to the Corporate Governance Guidelines adopted by the Board of Directors, the independent directors are responsible for recommending for the full Board’s selection the slate of director nominees for election. These guidelines also provide for the independent directors to evaluate new candidates and current directors, and recommend candidates to the Board to fill vacancies occurring between annual shareholder meetings. All of the director nominees of the Company set forth in the Proposal entitled “Election of Directors and Management Information” were recommended by a majority of the independent directors of the Company. The independent directors in their capacity as the nominating committee held two meetings during 2009. The Board of Directors believes it is appropriate for the Company’ s independent directors, and not a separate nominating committee, to recommend nominees and evaluate candidates due to its belief that all directors should participate in the nomination process. A copy of our current Corporate Governance Guidelines can be viewed on our Web site at www.optimumbank.com/corpgovernance.html.

The Board initially looks to nominating its existing directors for re-election to the Board as appropriate or to other Director nominees proposed, as appropriate, by the directors, and in doing so considers each director’s independence, if required, share ownership, skills, performance and attendance at a minimum of 75% of the Board and respective committee meetings. In evaluating any candidates for potential director nomination, the Board of Directors, and specifically the independent directors, will consider candidates that are independent, if required, who possess personal and professional integrity, have good business judgment, relevant experience and skills, including financial, real estate and/or legal expertise, who would be effective as a Director in conjunction with the full Board, who would commit to attend Board and committee meetings, and whose interests are aligned with the long-term interests of the Company’s shareholders.

Shareholders have previously elected each of the directors submitted at the 2010 annual meeting, except for Robert Acri, Jack Calloway and Jerry Grace. Nominee Robert Acri was recommended by a non-management director and security holder. Nominees Jerry Grace and Jack Calloway were recommended by an investment banking consultant to the Company.

The Board, including its independent directors, will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to the President of the Company at the principal executive offices of the Company not later than January 28, 2011. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in solicitation of proxies for the election of such nominee as a director pursuant to the SEC’s proxy rules. It is the general policy of the Company to re-nominate qualified incumbent directors, and that, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election.

Audit Committee. The Audit Committee of the Board of Directors is responsible for the oversight of the Company’s financial and accounting reporting processes and the audits of the Company’s financial statements. The Audit Committee is currently composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Jerry Grace, Chair, Larry Willis and Robert Acri make up the Board’s Audit Committee. A copy of the current Audit Committee Charter can be viewed on our Web site at www.optimumbank.com/corpgovernance.html.

The Board has determined that each member of the Audit Committee is financially literate and independent in accordance with the more stringent NASDAQ listing standards applicable to audit committee members. The Board considered that Mr. Willis is an executive officer of an insurance agency which is used by the Company to obtain commercial property and liability insurance. The Board determined that such payments are not indirect compensatory fees to Mr. Willis, and Mr. Willis is therefore independent under the standards applicable to audit committee members. The Board also has determined that Jerry Grace is an “audit committee financial expert” as defined by SEC rules. The Audit Committee met ten times during 2009. A Report from the Audit Committee is included on page 8.

Attendance by Directors at Annual Shareholders’ Meetings. The Company expects its directors to attend the Annual Meeting. All of the directors attended last year’s Annual Meeting.

Shareholder Communications with the Board of Directors. The Board of Directors has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to: Board of Directors, OptimumBank Holdings, Inc. at 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, attention: Richard L. Browdy, President. All communications will be compiled by the President and submitted to the members of the Board. Concerns about accounting or auditing matters or possible violations of our Senior Financial Officer Code of Ethics should be reported under the procedures outlined in our Whistleblower Policy. Our Whistleblower Policy is available on our Web site at www.optimumbank.com/corpgovernance.html.

DIRECTOR COMPENSATON

Mr. Browdy, and our former Chief Executive Officer, Albert J. Finch, as salaried employees, received no compensation for serving as directors, except that they, like all directors, were eligible to receive reimbursement of reasonable expenses incurred in attending Board and committee meetings. Each non-employee director receives compensation for serving on the Board of Directors and committees of the Board as follows:

•

A fee of $500 for each Company regularly scheduled monthly meeting attended. Since the Boards of the Company and the Bank generally meet on the same day for their regularly scheduled monthly meetings, no meeting fees are paid for attendance by Bank directors at Bank board meetings. No meeting fees are paid for attendance at special Board or Board committee meetings.

DIRECTOR COMPENSATION TABLE

Name	Cash Awards ($)	All Other Compensation		Option Awards ($)(1)	Total ($)
Sam Borek	5,500.00	14,000.00	(2)	—	19,000.00
Wendy Mitchler	5,500.00			—	5,500.00
Larry Willis	5,000.00			—	5,500.00
Gordon Deckelbaum	5,000.00			—	5,000.00
H. David Krinsky	5,500.00			—	5,500.00
Irving P. Cohen	5,000.00			—	5,000.00
Michael Bedzow	5,000.00			—	5,000.00

(1)

No option awards were made to the directors in 2009. The table below shows the aggregate number of shares underlying outstanding stock options held by the named directors at December 31, 2009, as adjusted for the 1- for 4 reverse stock split on November 5, 2010.

Sam Borek	7,596
Wendy Mitchler	4,557
Larry Willis	7,596
Gordon Deckelbaum (3)	7,596
H. David Krinsky (3)	7,596
Irving P. Cohen (3)	3,039
Michael Bedzow (3)	3,950

The options have a 10-year term. The exercise price is 100 percent of the fair market value on the date of grant. All these outstanding nonqualified options are fully exercisable.

(2)

Represents consulting fees paid to Mr. Borek during 2009 for assuming additional responsibilities after Mr. Finch’s retirement. The Company has continued to pay consulting fees to Mr. Borek during 2010 in the amount of $14,000 per month.

(3)	Individual resigned as a director; outstanding options expired subsequent to December 31, 2009.

EXECUTIVE OFFICER COMPENSATION

The following table shows the compensation paid by the Company to its three executive officers for 2009 and 2008. Albert J. Finch retired as Chairman of the Board, Chief Executive Officer and director of the Company and OptimumBank in November 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation($)(1)		Total Compensation ($)
Albert J. Finch	2009	211,330	0	100,643	(2)	311,973
Chairman of the Board and	2008	250,000	50,000	95,493	(3)	395,493
Chief Executive Officer

Richard L. Browdy	2009	236,900	0	52,946	(2)(4)	289,846
President and Chief	2008	230,000	40,000	34,135	(3)(4)	304,135
Financial Officer

Thomas A. Procelli	2009	144,200	0	19,123	(2)(5)	163,323
Executive Vice President,	2008	140,000	7,000	15,494	(3)(5)	161,360
OptimumBank

(1)

Amounts included in this column include simple IRA plan matching contributions made by Company to executives’ accounts as follows: for Mr. Finch, $6,340 in 2009 and $7,500 in 2008; for Mr. Browdy, $7,107 in 2009 and $7,018 in 2008; and for Mr. Procelli, $4,326 in 2009 and $4,200 in 2008. The Company matches the first 3% of the salary contributed by each Company employee to the plan each year.

(2)

Includes payments of $86,904 for Mr. Finch; $17,202 for Mr. Browdy; and $13,498 for Mr. Procelli under the executive medical reimbursement plan, and payments of $7,399 for reimbursement of health insurance premiums for Mr. Finch.

(3)

Includes payments of $87,993 for Mr. Finch; $22,258 for Mr. Browdy; and $10,160 for Mr. Procelli under the executive medical reimbursement plan, and payments of $3,862 for reimbursement of health insurance premiums for Mr. Finch.

(4)

Includes reimbursement of life insurance premiums of $3,140 each year under agreement with Albert Finch and the Company, $24,627 and $795 for the employee’s personal use of a company-owned automobile in 2009 and 2008, respectively, and health club membership dues.

(5)	Includes health club membership dues.

2010 Executive Compensation Changes. During the Company’s review of executive compensation in July 2010, we decreased the base salary of our President and Chief Financial Officer, Richard Browdy, by 19.8%, from $236,900 to $190,000. In addition, in January 2010, we discontinued our executive officer medical reimbursement plan and reimbursement of health club dues. In August 2010, we hired Howard Zusman as Senior Vice President, Lending and Credit Administration, at an annual base salary of $175,000.

Stock Options. No stock options were granted to any of the executive officers in 2009. The following table sets forth certain information about the stock options held by the Company’s three executive officers at December 31, 2009, as adjusted for the 1-for-4 reverse stock split effective November 5, 2010.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

		Option Awards
		Number of Securities Underlying Unexercised Options at 12/31/09	Number of Securities Underlying Unexercised Options at 12/31/09
Name	Grant Date	(#) Exercisable	(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Albert J. Finch (1)	0	0	0	0	0

Richard L. Browdy	12/27/01	7,597	0	20.00	12/26/11
	10/31/02	3,798	0	27.00	10/30/12
	6/30/04	7,597	0	40.00	6/29/14
	12/29/05	6,077	0	40.00	12/28/15

Thomas A. Procelli	12/27/01	3,039	0	20.00	12/26/11
	10/31/02	1,519	0	27.00	10/30/12
	6/30/04	1,519	0	40.00	6/29/14
	12/29/05	1,519	0	40.00	12/28/15

(1)	Albert J. Finch retired as Chief Executive Officer and director of the Company and the Bank in November 2009 and his outstanding options expired in December 2009.

Termination of Employment Agreement. The Company is a party to a stock purchase agreement with Richard Browdy and Albert Finch which provides for the purchase and ownership by Mr. Browdy of a $500,000 life insurance policy on Albert Finch, with the annual premiums for such policy reimbursable by the Company. Upon Mr. Finch’s death, Mr. Browdy is required to purchase with the proceeds of the policy any of the Company’s common shares held in Mr. Finch’s estate at the greater of $6.75 per share or the fair market value of the shares. The agreement does not prevent Mr. Finch from transferring any of his Company stock prior to his death. In the event that the aggregate purchase price is less than the death benefit, Mr. Browdy is entitled to the excess proceeds. Mr. Browdy vests in the shares over his five-year period of employment following Mr. Finch’s death, with 40% vesting after the first year, and 15% each year thereafter. For a period of five years after Mr. Finch’s death, if Mr. Browdy’s employment is terminated for cause or voluntarily by Mr. Browdy, the Company has the right to purchase any non-vested shares from Mr. Browdy for $1,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2009 with the Company’s management and has discussed with the independent auditors, Hacker, Johnson & Smith PA, the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, Hacker, Johnson & Smith PA has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and the Audit Committee has discussed with Hacker, Johnson & Smith PA, the independent auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and selected Hacker, Johnson & Smith PA as the Company’s independent auditor for 2010.

AUDIT COMMITTEE

H. David Krinsky

Larry Willis

INDEPENDENT ACCOUNTANTS

Audit and Tax Fees. Hacker, Johnson & Smith PA (“Hacker Johnson”), the Company’s independent registered public accounting firm, audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2009.

The following table is a summary of the fees billed to the Company by Hacker, Johnson & Smith PA for professional services rendered for the years ended December 31, 2009 and 2008:

Fee Category	2009 Fees	2008 Fees
Audit Fees	$65,500	$54,000
Tax Fees	$6,500	$6,000

Total Fees	$72,000	$60,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by Hacker, Johnson & Smith, PA in connection with statutory and regulatory filings or engagements.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

Pre-approved Services. Consistent with SEC rules regarding auditor independence, the Company’s Audit Committee Charter requires the Audit Committee to pre-approve all audit services and non-audit services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the independent auditors, subject to the “de minimis” exceptions for non-audit services described in SEC rules that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate pre-approval authority to a member of the committee. The decisions of any committee member to whom pre-approval is delegated must be presented to the Audit Committee at its next scheduled meeting.

A representative from Hacker, Johnson & Smith PA, independent public auditors for the Company for 2009 and the current year, is expected to be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Hacker, Johnson & Smith PA (“Hacker Johnson”) as the Company’s independent auditor for fiscal year 2010, and the Board asks shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and oversee the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Hacker Johnson for ratification by shareholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of Hacker Johnson as the Company’s independent auditor for the current fiscal year.

The Board of Directors recommends a vote FOR the proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers and directors, as well as persons who own 10% or more of a class of the Company’s equity securities, file reports of their ownership of the Company’s securities, as well as statements of changes in such ownership, with the SEC. The Company believes that all such filings required during 2009 were made on a timely basis.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS,

DIRECTORS, AND MANAGEMENT

This following table sets forth information regarding the beneficial ownership of the common stock as of December 2, 2010, for:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each other person known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. The persons named in the table have sole voting and investment power or have shared voting and investment power with a spouse with respect to all shares of common stock shown as beneficially owned by them, unless otherwise indicated in these footnotes.

In addition, shares of common stock issuable upon exercise of options beneficially owned that are exercisable within sixty days of December 2, 2010, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, and the group as a whole, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address* of Beneficial Owners	Number of Shares Beneficially Owned		Percent of Class(9)
Directors and Executive Officers:
Sam Borek, Chairman of the Board	53,549	(1)	6.48%

Richard L. Browdy, President, Chief Financial Officer and Director	29,419	(2)	3.48%

Larry Willis, Director	26,898	(3)	3.25%

Wendy Mitchler, Director	14,767	(4)	.90%

Jerry Grace, Director	—		—

Robert Acri, Director	—		—

Jack Calloway, Director	—		—

Thomas A. Procelli, Executive Vice President and Director of OptimumBank	12,101	(5)	1.46%

Howard Zusman, Senior Vice President of Lending, OptimumBank	—		—

All directors and executive officers as a group (9 persons)	136,733	(6)(7)	15.68%

Other Greater than 5% Shareholders
H. David Krinsky	86,824	(8)	10.60%

Hillard Garlovsky	56,299	(9)	6.87%

*	Unless otherwise indicated, the address of each of our directors and executive officers is OptimumBank Holdings, Inc., 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308.

Notes to beneficial ownership table:

(1)	Includes options to acquire 7,596 shares of common stock; 225 shares held by wife; 10,119 shares held by an entity controlled by reporting person; and 22,848 shares pledged as security.

(2)	Includes options to acquire 25,069 shares of common stock; 62 shares held by children.

(3)	Includes options to acquire 7,596 shares of common stock; 31 shares held by daughter and 17,445 shares held by an entity controlled by reporting person.

(4)	Includes options to acquire 4,557 shares of common stock.

(5)	Includes options to acquire 7,596 shares of common stock, and 53 shares held by wife.

(6)	Includes options to acquire 52,413 shares of common stock.

(7)	Calculated based on 819,411 shares of common stock outstanding as of December 2, 2010, plus options exercisable within sixty days of December 2, 2010 for the individual or the group, as applicable.

(8)

The ownership information is based on a Form 4 dated September 1, 2009, filed with the SEC by H. David Krinsky, whose address is c/o Maxim Properties, Inc., 286 Madison Avenue, 12th Floor, New York, NY 10017. Includes 3,039 shares held by an entity controlled by reporting person and 2,432 shares held by children.

(9)

The ownership information is based entirely on the information contained in a Schedule 13G, dated January 25, 2009, filed with the SEC by Hillard Garlovsky, whose address is 1761 Clendenin, Riverwoods, IL 60015.

EQUITY COMPENSATION PLAN INFORMATION

We had one compensation plan under which shares of our common stock were issuable at December 31, 2009. This plan is our Stock Option Plan and was previously approved by our stockholders. The following table sets forth information as of December 31, 2009 with respect to the number of shares of our common stock issuable pursuant to the Stock Option Plan (as adjusted for the 1-for- 4 reverse stock split):

			(c)
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a)(1)
Equity compensation plans approved by security holders	104,989	$28.52	30,934

Total	104,989	$28.52	30,934

(1)	Our Stock Option Plan terminated on October 24, 2010 with no options issued under the plan during 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are transactions since January 1, 2009, or proposed transactions in which the Company was or is a party, in which the amount involved exceeded $120,000, and in which a director, director nominee, executive officer, holder of more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Company offers loans in the ordinary course of business to its directors and employees, including executive officers, their related interests and immediate family members. Applicable law and Company policy require that these loans be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to individual employees, directors and executive officers must also comply with the Company’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of such loan application. Seth Goldstein and Carrie Goldstein, the son-in-law and daughter of Albert J. Finch, former Chairman of the Board and Chief Executive Officer, and former directors H. David Krinsky and Gordon Deckelbaum had loans outstanding from the Company during 2009.

In 2009 and 2008, the Company retained Wendy Mitchler, Attorney at Law, as outside counsel. Wendy Mitchler, a director of the Company, is the owner of the law firm of Wendy Mitchler, Attorney at Law. During 2009 and 2008, the Company paid the law firm approximately $104,500 and $84,000, respectively, in legal fees for various legal matters. In addition, payments totaling approximately $900 and $27,000 in 2009 and 2008, respectively, were made by borrowers to the law firm in connection with loan closings for OptimumBank. In 2010, Ms. Mitchler’s firm continued to represent the Company in various legal matters.

In 2009 and 2008, the Company retained the Law Offices of Carrie Goldstein, Esq., as corporate counsel. The owner of the firm, Carrie Goldstein, is the daughter of Albert J. Finch, former Chairman of the Board and Chief Executive Officer of the Company. Payments totaling approximately $43,800 and $85,000 in 2009 and 2008, respectively, were made by borrowers to Ms. Goldstein’s law firm in connection with loan closings for OptimumBank. In addition, during 2009 and 2008, the Company paid Ms. Goldstein’s law firm approximately $21,990 and $10,200, respectively, in legal fees for various legal matters. No fees were paid by the Company to Ms. Goldstein’s law firm in 2010.

Seth Goldstein, the husband of Carrie Goldstein and son-in-law of former Chairman of the Board and Chief Executive Officer Albert J. Finch, is employed by the Company as a Vice President, Administration, for OptimumBank. He was paid approximately $90,640 and $91,000 for his services during 2009 and 2008, respectively. His current annual base salary in 2010 is $90,640.

Michel Vogel, son-in-law of Company director and President, Richard Browdy, is employed by OptimumBank as Vice President, Lending, and Senior Relationship Manager. He was paid approximately $90,640 and $92,000 for his services during 2009 and 2008, respectively. In September 2010, Mr. Vogel’s annual base salary was increased to $135,000.

Since December 2009, the Company has paid Sam Borek, Chairman of the Board, a $14,000 monthly consulting fee in consideration of Mr. Borek’s assumption of increased responsibilities due to Mr. Finch’s retirement as Chief Executive Officer with no other individual assuming that position. Amounts paid as consulting fees to Mr. Borek in 2009 were $14,000 and such fees totaled $126,000 in the nine months ended September 30, 2010. There is no written agreement between the Company and Mr. Borek regarding the amount or continuation of such fees.

CONSENT ORDER AND OTHER REGULATORY ACTION

As previously disclosed, on April 16, 2010, OptimumBank entered into a Consent Order (the “Consent Order”) with the FDIC and the State of Florida Office of Financial Regulation (collectively, the “Regulatory Agencies”). Among other things, OptimumBank agreed with the Regulatory Agencies that (i) its board of directors will continue to increase its participation in the affairs of OptimumBank and establish a Directors’ Committee to oversee OptimumBank’s compliance with the Consent Order, (ii) it will continue to have and retain qualified management and notify the Regulatory Agencies of changes in directors or senior executive officers, and (iii) within 90 days it will have and maintain a Tier 1 capital ratio of at least 8% and a total risk based capital ratio of at least 12%. OptimumBank also agreed that it will (i) continue to charge off assets classified “loss” and 50% of those classified “doubtful,” (ii) undertake over a two-year period a scheduled reduction of the balance of loans classified “substandard” and “doubtful” in its recent examination by at least 75%, (iii) reduce the volume of adversely classified private label mortgage backed securities under a plan; (iv) restrict extensions of additional credit to certain borrowers whose loans have been classified by the Bank, (v) perform a risk segmentation analysis with respect to concentrations of credit listed in its recent examination report, (vi) prepare a business/strategic plan, (vii) prepare and implement a plan to improve and/or sustain Bank earnings, (viii) maintain an adequate allowance for loan losses, (ix) revise, implement and incorporate recommendations of the Regulatory Agencies for the following policies or plans: Lending and Collection

Policies, Investment Policy, Liquidity, Contingency Funding and Funds Management Plan, Interest Rate Risk Management Policy, Internal Loan Review and Grading System, and a Policy for Internal Routine and Control, (x) develop an internal audit program; (xi) not declare or pay dividends without the prior approval of the Regulatory Agencies, (xii) not accept, renew or rollover any brokered deposits except in accordance with applicable FDIC regulations, (xiii) notify the Regulatory Agencies prior to undertaking asset growth of 10% or more per annum, and (xiv) submit quarterly progress reports relating to the Consent Order to the Regulatory Agencies.

We have implemented comprehensive plans to address all of the requirements of the Consent Order. We believe that the Bank is currently in substantial compliance with the requirements of the Consent Order except for the Bank’s failure to attain the regulatory capital ratio requirements. We are actively pursuing strategic alternatives intended to result in attaining such capital ratios, including the planned issuance of the Company’s common stock in a private offering. However, we are uncertain as to whether the Company will be able to raise sufficient capital, if any, to achieve material compliance with these ratios.

As previously disclosed, the Company is also subject to a Written Agreement with the Federal Reserve Bank of Atlanta dated June 22, 2010. Among other things, the Company agreed with the Reserve Bank that its board of directors will take appropriate steps to fully utilize the Company’s financial and managerial resources to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order and any other supervisory action taken by the Bank’s state or federal regulator. The Company also agreed that, without prior approval of the Reserve Bank, it will not (i) declare or pay dividends (ii) directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank, (iii) make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities, (iv) incur, increase, or guarantee any debt or purchase or redeem any shares of its stock, or (v) appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position. The Company also agreed that it will (i) comply with the regulations applicable to indemnification and severance payments, and (ii) submit quarterly progress reports relating to the Written Agreement to the Reserve Bank. Management of the Company believes that it is in substantial compliance with the terms of the Written Agreement, except for the Bank’s failure to attain the capital ratios required under the Consent Order.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals of shareholders intended to be presented at the next annual meeting of the Company expected to be held in April 2011, must be in writing and received by the President of OptimumBank Holdings, Inc. at its main offices, 2477 East Commercial Boulevard, Fort Lauderdale, FL 33308, no later than January 28, 2011. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company’s proxy statement and form of proxy for that meeting.

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. All of the costs of solicitation of proxies will be paid by the Company. We have retained Morrow & Co., LLC, to assist in the solicitation of proxies for a fee estimated to be approximately $6,000, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of the Bank, may solicit proxies personally, by telephone or otherwise, but will not receive any additional compensation for their services.

VOTING PROCEDURES

The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of uninstructed shares held by brokers.

Please note that in prior years, brokers and custodians were allowed to vote uninstructed shares in uncontested director elections. Beginning January 1, 2010, brokers and custodians can no longer vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal Number	Item	Votes Required for Approval	Uninstructed Shares Held by Brokers
1	Election of Directors	Plurality of shares cast	Not voted
2	Ratification of Independent Auditor	Majority of shares cast	Discretionary vote

OTHER MATTERS

Management does not know of any matters to be presented at the meeting other than those set forth above. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

HOW TO OBTAIN EXHIBITS TO FORM 10-K AND OTHER INFORMATION

A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2010, INCLUDING THE FINANCIAL STATEMENTS AND LIST OF EXHIBITS, ARE INCLUDED WITH THIS PROXY STATEMENT. WE WILL MAIL WITHOUT CHARGE COPIES OF ANY PARTICULAR EXHIBIT TO OUR FORM 10-K UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO OPTIMUMBANK HOLDINGS, INC., ATTN: RICHARD L. BROWDY, PRESIDENT, 2477 EAST COMMERCIAL BOULEVARD, FORT LAUDERDALE, FL 33308. OUR PROXY STATEMENT, ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, AND CURRENT REPORTS ON FORM 8-K, AS WELL AS ANY AMENDMENT TO THOSE REPORTS, ARE ALSO AVAILABLE FREE OF CHARGE THROUGH THE SEC’S WEBSITE, WWW.SEC.GOV.

OPTIMUMBANK HOLDINGS, INC.

VOTE BY INTERNET OR TELEPHONE
QUICK « « « EASY « « « IMMEDIATE

As a stockholder of OptimumBank Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on December 28, 2010.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537		Vote Your Proxy by mail:
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this	☒

							FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS	FOR	☐	WITHHOLD AUTHORITY	☐	2.	RATIFICATION OF SELECTION OF HACKER, JOHNSON AND SMITH PA AS THE COMPANY’S INDEPENDENT AUDITOR	☐	☐	☐
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)
NOMINEES:
01 Sam Borek, 02 Richard L. Browdy, 03 Larry Willis, 04 Wendy Mitchler, 05 Robert Acri, 06 Jack Calloway, 07 Jerry Grace

Label Area 4” x 1 1/2”

PRINT AUTHORIZATION         (THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.

SIGNATURE:                                          DATE:             TIME:

Registered Quantity 800    Broker Quantity

Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes  ☐

	UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS	COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	,	2010.
IMPORTANT–PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

OPTIMUMBANK HOLDINGS, INC.

PROXY

FOR 2010 ANNUAL MEETING OF THE SHAREHOLDERS OF OPTIMUMBANK HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SAM BOREK and RICHARD L. BROWDY, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the 2010 Annual Meeting of the Company to be held on December 29, 2010, at 10:00 a.m. or at any adjournment thereof. Such shares shall be voted as indicated with respect to the proposal listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

(CONTINUED, AND TO BE MARKED, SIGNED AND DATED ON THE REVERSE SIDE)